                                                                File pursuant to
                                                                Rule 424(B)(3)
                                                                File # 333-50157

Prospectus Supplement No. 2
to Prospectus dated April 27, 1998

                                 ALKERMES, INC.
       2,300,000 SHARES OF $3.25 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
             $115,000,000 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES

                        3,881,940 SHARES OF COMMON STOCK

     This Prospectus Supplement supplements information contained in that certain Prospectus of Alkermes, Inc. (the "Company") dated April 27, 1998 (the "Prospectus") relating to the potential resale from time to time of $3.25 Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), 6 1/2% Convertible Subordinated Debentures (if issued) (the "Debentures") and Common Stock (the "Common Stock") issuable upon conversion of the Preferred Stock or Debentures (if issued). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Shareholders" with respect to the Selling Shareholders and the respective amount of shares of Preferred Stock beneficially owned by each Selling Shareholder and that may be sold, the principal amount of Debentures which would be beneficially owned and may be sold by each Selling Shareholder, and number of shares of Common Stock that may be sold by the Selling Shareholders pursuant to this Prospectus, as amended or supplemented:


                                        NUMBER OF
                                         SHARES OF                                 PRINCIPAL
                                         PREFERRED                                 AMOUNT OF
                                          STOCK                                  DEBENTURES            NUMBER OF
                                       BENEFICIALLY         PERCENT OF           BENEFICIALLY          CONVERSION
                                        OWNED AND          OUTSTANDING            OWNED AND             SHARES
                                         THAT MAY            PREFERRED             THAT MAY             THAT MAY
NAME (1)                                  BE SOLD             STOCK                BE SOLD            BE SOLD (2)
--------                               ------------       -------------         ------------          -----------
KA Trading LP                             37,950              1.65%             $1,897,500               64,052
KA Management Ltd.                        77,050              3.35               3,852,500              130,044


(1) The information set forth herein is as of May 12,1998 and will be updated as required.
(2) Assumes conversion of the full amount of Preferred Stock held by such holder at the initial conversion rate of 1.6878 shares of Common Stock for each share of Preferred Stock.



             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 22, 1998